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Prospectus Supplement No. 4                     Filed Pursuant to Rule 424(b)(3)
(To Prospectus dated October 25, 2000)                    SEC File No. 333-47762

                            310,000 HIGH TIDES/SM/

                                RADIO ONE, INC.
                    6 1/2% CONVERTIBLE PREFERRED SECURITIES
             REMARKETABLE TERM INCOME DEFERRABLE EQUITY SECURITIES
                              (HIGH TIDES)/SM/*
              (Liquidation Amount $1,000 per each HIGH TIDES/SM/)
              Convertible into class D common stock of Radio One.

     All capitalized terms used but not defined herein shall have the meanings ascribed to them in the Prospectus, dated October 25, 2000, forming a part of the Registration Statement on Form S-3 (Registration No. 333-47762). Any cross references in this Prospectus Supplement refer to portions of the Prospectus.

     The purpose of this Prospectus Supplement is to amend and supplement the information set forth in the Prospectus regarding the selling holders. The following table sets forth the names of additional selling holders and the amount of HIGH TIDES owned by each selling holder listed below as of November 14, 2001. Each of the selling holders named below acquired HIGH TIDES in the amounts reflected in the table below from a selling holder named in the Prospectus. All information with respect to beneficial ownership has been furnished to the Company by the respective selling holders. Beneficial ownership of the HIGH TIDES listed in the table has been determined in accordance with the applicable rules and regulations promulgated under the Exchange Act.

                                                     Number of
                Selling Holders                     HIGH TIDES

        Credit Suisse First Boston Corporation.....     5,200
        Hamilton Partners Ltd......................     3,000
        Lyxor Master Fund..........................       350
        Prudential Securities Inc..................        67

     Because the selling holders may, pursuant to the Prospectus, offer all or some portion of the HIGH TIDES and the class D common stock issuable upon conversion of the HIGH TIDES, no estimate can be given as to the amount of those securities that will be held by the selling holders upon termination of any such sales. In addition, the selling holders identified above and in the Prospectus may have sold, transferred or otherwise disposed of all or a portion of their HIGH TIDES since the date on which they provided the information regarding their HIGH TIDES, in transactions exempt from the registration requirements of the Securities Act. See "Plan of Distribution." Such sales would affect the data in the table above.

     The Company may from time to time, in accordance with the Registration Rights Agreement, supplement or amend the Prospectus to reflect the required information concerning any transferee, pledgee, donee or successor to the selling holders named in the Prospectus.

     The date of this Prospectus Supplement is November 14, 2001.


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 * The terms Remarketable Term Income Deferrable Equity Securities (HIGH
TIDES)/SM/ or HIGH TIDES/SM/ are registered service marks of Credit Suisse First Boston Corporation.